 Exhibit 21
MATRIA HEALTHCARE, INC. SUBSIDIARIES
March 8, 2006

Jurisdiction of
Name	Incorporation
Matria Health Enhancement Company	Delaware
Quality Oncology, Inc.	Delaware
Matria Case Management, Inc. (d/b/a Options Unlimited)	Georgia
Miavita, Inc.	Georgia
WinningHabits, Inc.	Delaware
WinningHabits GP, Inc.	Delaware
WinningHabits LP, Inc.	Delaware
WinningHabits.com, Ltd.	Texas
CorSolutions Medical, Inc.	Delaware
CorSolutions, Inc.	Delaware
Health and Productivity Corporation of America, Inc.	Delaware
Matria Women’s and Children’s Health, LLC (formerly Matria Healthcare, Inc.)	Delaware
Matria of New York, Inc.	New York
Matria Healthcare of Illinois, Inc.	Georgia
*National Reproductive Medical Centers, Inc.	Delaware
*Infertility Management Services, Inc.	Delaware
*PFCC Liquidation Corp. (formerly Pacific Fertility Centers of California, Inc.)	California
*PFMG Liquidation Corp. (formerly Pacific Fertility Medical Group, Inc.)	California
*PFPC Liquidation Corp. (formerly Pacific Fertility Parenting Center, Inc.)	California
Diabetes Acquisition, Inc.	Georgia
Gainor Medical Acquisition Company	Georgia
Diabetes Management Solutions, Inc. (formerly USCI Healthcare Management Solutions, Inc.)	Delaware
*Diabetes Self Care, Inc.	Virginia
*Matria Laboratories, Inc.	Delaware
Matria Holding GmbH	Germany (LLC)
(65% held by Diabetes Acquisition, Inc., 35% by Matria Healthcare, Inc.)
eu-Medical GmbH	Germany (LLC)
Dia Real GmbH & Co. KG	Germany (LLC)
Facet Technologies, LLC (formerly Gainor Medical North America, L.L.C.)	Georgia
Facet Technologies Limited (formerly Gainor Medical United Kingdom Europe Limited)	United Kingdom
MHI Insurance Ltd.	Vermont
*Shared Care, Inc.	Georgia

*	Inactive
Note: The above subsidiaries (except for Matria Holding GmbH, in which Matria owns a 35% interest) are directly or indirectly 100% owned by Matria Healthcare, Inc.